EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
MakeMyTrip Limited:
We consent to the use of our report dated July 23, 2010, with respect to the consolidated statements of financial position of MakeMyTrip Limited as of March 31, 2009 and 2010, and the related consolidated statements of comprehensive income (loss), changes in equity (deficit) and cash flows for each of the years in the three-year period ended March 31, 2010, incorporated herein by reference.
/s/ KPMG
Gurgaon, India
August 17, 2010